Filed Pursuant to Rule 433
Registration No. 333-223835
March 21, 2018

CRONOS GROUP INC.
TREASURY OFFERING OF COMMON SHARES	March 21, 2018

An amended and restated preliminary short form prospectus containing important information relating to the securities described in this document has not yet been filed with the securities regulatory authorities in each of the provinces of Canada other than Quebec. A copy of the amended and restated preliminary short form prospectus is required to be delivered to any investor that received this document and expressed an interest in acquiring the securities.

There will not be any sale or any acceptance of an offer to buy the securities until a receipt for the final short form prospectus has been issued.

This document does not provide full disclosure of all material facts relating to the securities offered. Investors should read the amended and restated preliminary short form prospectus, final short form prospectus and any amendment, for disclosure of those facts, especially risk factors relating to the securities offered, before making an investment decision.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

ISSUER:	Cronos Group Inc. (the “Company”)

AMOUNT:	C$100,032,000

ISSUE:	10,420,000 common shares of the Company (“Common Shares”)

ISSUE PRICE:	C$9.60 per Common Share

OVER-ALLOTMENT OPTION:

The underwriters will have an option to purchase up to an additional 15% of the Issue at the Issue Price to cover over-allotments, if any, and for market stabilization purposes, if any, exercisable in whole or in part at any time and from time to time until 30 days after Closing.

USE OF PROCEEDS:

C$15,000,000 of the net proceeds of the Issue will be used for capital expenditures relating to the Company’s international operations and capacity expansion, and the remaining net proceeds of the Issue will be used for general working capital purposes, including working capital for the Company’s international operations, and as capital on hand for potential new investment opportunities.

LISTING:

The existing common shares of the Company trade on the TSX Venture Exchange (“TSXV”) and the NASDAQ Global Market (“NASDAQ”) under the symbol “CRON”. The Company has applied to list the Common Shares on the TSXV and the NASDAQ. Listing of such Common Shares will be subject to the Company fulfilling all of the listing requirements of the TSXV and the NASDAQ, as applicable.

FORM OF OFFERING:

Public offering in all provinces of Canada, other than Quebec, by way of a short form prospectus, in the United States pursuant to a registration statement under the Multijurisdictional Disclosure System and in jurisdictions outside of Canada and the United States, as agreed to between the Company and the Bookrunners in accordance with all applicable laws provided that no prospectus, registration statement or similar document is required to be filed in such jurisdiction and the Company will not be subject to any continuous disclosure requirements in such jurisdiction.

FORM OF UNDERWRITING:	Bought deal, subject to customary “disaster out”, “regulatory out” and “material adverse change out” clauses running to Closing.

ELIGIBILITY FOR INVESTMENT:	Eligible for RRSPs, RESPs, RRIFs, RDSPs, TFSAs and DPSPs.

BOOKRUNNERS:	GMP Securities L.P. and BMO Capital Markets

UNDERWRITING FEE:	5.25%

CLOSING:	April 6, 2018

The offering of the common shares will be made in the United States pursuant to the Multijurisdictional Disclosure System. A registration statement (including a prospectus) on Form F-10 for the offering to which this communication relates has been filed with the U.S. Securities and Exchange Commission (the “SEC”) but has not yet become effective. The Common Shares may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The prospectus in the registration statement contains important information about the offering. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with Canadian securities regulatory authorities and the SEC for more complete information about the Company and the offering. You may get those documents filed with the SEC by visiting EDGAR on the SEC web site at www.sec.gov or those documents filed with Canadian securities regulatory authorities by visiting SEDAR at www.sedar.com. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from  GMP Securities L.P. by calling toll-free at 1-888-301-3244 or by email at GMPECMProspectusDistribution@gmpsecurities.com.